Filed Pursuant to Rule 433

Registration Statement No. 333-285508

Bank of Montreal Market Linked Securities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the SPDR® Gold Trust and the iShares® Silver Trust due March 2, 2029

Term Sheet to Preliminary Pricing Supplement dated January 30, 2026

Summary of Terms	Summary of Terms (continued)

Issuer:	Bank of Montreal
Market Measures:	SPDR® Gold Trust and iShares® Silver Trust (each an “Underlier,” and collectively, the “Underliers”)
Pricing Date*:	February 27, 2026
Issue Date*:	March 4, 2026
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the closing value of the lowest performing Underlier on the call date is greater than or equal to its starting value, the securities will be automatically called, and on the call settlement date, investors will receive the face amount per security plus the call premium.
Call Date*:	March 4, 2027
Call Settlement Date:	Three business days after the call date.
Call Premium:	At least 44.00% of the face amount (to be determined on the pricing date)
Maturity Payment Amount (per security):

If the securities are not automatically called:

•    if the ending value of the lowest performing Underlier on the final calculation day is greater than its starting value:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier on the final calculation day × upside participation rate);

•    if the ending value of the lowest performing Underlier on the final calculation day is less than or equal to its starting value, but greater than or equal to its threshold value:

$1,000; or

•    if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value:

$1,000 + ($1,000 × underlier return of the lowest performing Underlier on the final calculation day)

Stated Maturity Date*:	March 2, 2029
Lowest Performing Underlier:	For the call date or the final calculation day, the “lowest performing Underlier” will be the Underlier with the lowest underlier return on that day.
Starting Value:	For each Underlier, its closing value on the pricing date
Ending Value:	For each Underlier, its closing value on the final calculation day
Threshold Value:	For each Underlier, 60% of its starting value
Upside Participation Rate:	200%
Underlier Return:	With respect to an Underlier on the call date or the final calculation day: (closing value on that day – starting value) / starting value
Final Calculation Day*:	February 27, 2029
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”). Of that agent discount, Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and a distribution expense fee of up to 0.075%

*subject to change

** In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services

CUSIP:	06376JT50
Material Tax Consequences:	See the preliminary pricing supplement

Hypothetical Payout Profile***

*** assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, and you will not participate in any appreciation of either Underlier, which may be significant. If the securities are automatically called, you will no longer have the opportunity to participate in any appreciation of either Underlier at the upside participation rate.

If the securities are not automatically called, and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have full downside exposure to the decrease in the value of the lowest performing Underlier on the final calculation day from its starting value and will lose more than 40%, and possibly all, of the face amount of your securities at maturity.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $950.20 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $900.00 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465926001014/p127265424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If The Securities Are Not Automatically Called And The Ending Value Of The Lowest Performing Underlier On The Final Calculation Day Is Less Than Its Threshold Value, You Will Lose More Than 40%, And Possibly All, Of The Face Amount Of Your Securities At Maturity.

•	If The Securities Are Automatically Called, Your Return Will Be Limited To The Call Premium.

•	The Securities Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Either Underlier Performs Poorly, Even If The Other Underlier Performs Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On The Call Date Or The Final Calculation Day, As Applicable, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underlier.

•	You Will Be Subject To Risks Resulting From The Relationship Between The Underliers.

•	You Will Be Subject To Reinvestment Risk.

•	The Securities Do Not Pay Interest.

•	The Securities Are Subject To Credit Risk.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

•	The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Underliers

•	Whether The Securities Will Be Automatically Called And The Maturity Payment Amount Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

o	Investing In The Securities Is Not The Same As Investing In The Underliers.

o	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

o	Changes That Affect The Underliers May Adversely Affect The Value Of The Securities, Whether The Securities Will Be Automatically Called And The Maturity Payment Amount.

o	We And Our Affiliates Have No Affiliation With The Fund Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

o	There Are Risks Associated With The Underliers.

o	Anti-Dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

•	The Securities Are Subject To Risks Associated With Gold With Respect To The SPDR® Gold Trust.

•	The Securities Are Subject To Risks Associated With Silver With Respect To The iShares® Silver Trust.

•	The Performance And Market Value Of An Underlier, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Such Underlier’s Underlying Commodity As Well As Its Net Asset Value Per Share.

•	There Are Risks Relating To Commodities Trading On The London Bullion Market Association.

•	Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity Markets May Adversely Affect The Value Of The Underliers.

•	The Underliers Are Not Investment Companies Or Commodity Pools And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

•	Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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